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                                                                      EXHIBIT 11

                            R-B RUBBER PRODUCTS, INC.
                      CALCULATIONS OF NET INCOME PER SHARE




                              Three Months Ended March 31,
                              --------------------------------------------------
                              1997                      1996
                              --------------------------------------------------
                              Primary    Fully Diluted  Primary    Fully Diluted
                              ------------------------  ------------------------

Weighted Average Shares
Outstanding for the Period    2,172,500    2,172,500    2,172,500    2,172,500

Dilutive Common Stock
Options Using the Treasury
Stock Method                     48,525       48,525        1,495        1,495
                              ------------------------  ------------------------
Total Shares Used for Per
Share Calculations            2,221,025    2,221,025    2,173,995    2,173,995
                              ------------------------  ------------------------
                              ------------------------  ------------------------
Net Income (Loss)               120,251      120,251        4,116        4,116
                              ------------------------  ------------------------
                              ------------------------  ------------------------
Net Income (Loss) Per Share   $    0.05    $    0.05    $    0.00    $    0.00
                              ------------------------  ------------------------
                              ------------------------  ------------------------